Commission File No: 333-70868




                                   PROSPECTUS

                            BURGERS BY FARFOUR, INC.

Up to 990,500 of the shares of common stock offered are being sold by Burgers By Farfour, Inc.("BBF") . This offering is an extension of an offering of 1,000,000 shares commenced on December 28, 2001 pursuant which 9,500 shares at $1.00 per share were sold through June 30, 2002. As was true of the initial offering period, there is no minimum purchase requirement and no escrow during the balance of this up to 9 month extended offering period, and the proceeds may be used by BBF in its discretion. There is no established public market for BBF's common stock, and the offering price has been arbitrarily determined. BBF's common stock is not currently listed or quoted on any quotation service. There can be no assurance that BBF's common stock will ever be quoted on any quotation service or that any market for BBF's stock will ever develop. Shares will be sold by BBF's president, Lauren Farfour, without the use of an underwriter and, accordingly, is self-underwritten. This offering will terminate on June 16, 2003 or until all shares in this extended offering period are sold, whichever first occurs.

The common stock offered is speculative and involves a high degree of risk and substantial dilution. See "Risk Factors" on page 3 of this prospectus.

These securities have not been approved or disapproved by the Securities and Exchange Commission or any state securities commission, nor has the Commission or any state securities commission passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.


                               PRICE TO       UNDERWRITING         PROCEEDS TO
                               PUBLIC         DISCOUNTS AND        COMPANY (1)
                                              COMMISSIONS (2)
                               -------------  -----------------    -------------
Per Share...............       $1.00          $0                   $1.00
Total...................       $990,500       $0                   $990,500

(1)*The shares of common stock are being offered by BBF through its sole officer and director.





                               September 17, 2002

                                TABLE OF CONTENTS


                                                                     PAGE
                                                                    -------
Prospectus Summary................................................... 5
Risk Factors......................................................... 6
BBF is a development stage company with no operating history......... 7
Intense competition.................................................. 7
Terms of offering-no minimum contingency............................. 7
Related party transactions and possible
conflicts of interest................................................ 7
Dilution............................................................. 7
New industry; uncertainty of market acceptance....................... 8
Federal Import Tax................................................... 8
Use of Proceeds...................................................... 8
Dividend Policy...................................................... 9
Price Range of Securities............................................ 9
Capitalization....................................................... 9
Dilution.............................................................10
Selected Financial Data..............................................10
Management's Discussion and Analysis of
Financial Condition and Results of
Operations...........................................................11
Business.............................................................12
Management...........................................................15
Certain Transactions.................................................16
Principal Stockholders...............................................16
Description of Securities............................................17
Shares Eligible for Future Sale......................................17
Underwriting.........................................................19
Legal Matters........................................................19
Experts..............................................................19
Index to Financial Statements........................................F-1

                               PROSPECTUS SUMMARY


Corporate Background

BBF was organized on July 31, 2001, and is in the process of commencing operations. BBF is a development stage company, with no assets, revenue, experience in the proposed line of business, or capital and a deficit of $11,531 since its inception. BBF has no current business. BBF's plan of operations is to establish a regional chain of fast food restaurants, using the BBF trade name as a marketing and advertising tool. We intend to open our first restaurant in Palm Beach County, Florida and, as the Company expands, and thereafter up the east coast of Florida to Georgia, South Carolina and North Carolina.

There can be no assurance that BBF's common stock will ever develop a market.

The mailing address and telephone number of our principal executive offices are 203E Royal Poinciana Way, Palm Beach, FL 33480 and our phone number is (561) 832-1919.


The Offering


Common Stock Offered........................... Up to 990,500 shares

Common Stock Outstanding After The Offering.... 2,950,000 shares(1)

Use Of Proceeds................................ Working capital

Symbol......................................... None

Risk Factors................................... The shares of common stock offered involve a High Degree Of
                                                risk and immediate substantial
                                                dilution  See"Risk Factors"
                                                and "Dilution

Term Of Offering............................... Until June 17, 2003 or until all shares in this extended offering
                                                are sold, whichever first occurs

(1) Figures are based on the current outstanding shares of 1,959,150


                             SUMMARY FINANCIAL DATA

The following summary financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Financial Statements, including notes, included elsewhere in this prospectus. The statement of operations data for the period from inception to June 30, 2002 and the balance sheet data at June 30, 2002 come from BBF's audited Consolidated Financial Statements included elsewhere in this prospectus. The statement of operations data for the period from inception to June 30, 2002 come from BBF's audited financial statements for those periods, which are included in this prospectus. The operating results for the period ended June 30, 2002 do not necessarily indicate the results to be expected for the full year or for any future period.

BALANCE SHEET DATA:                                 June 30, 2002

Assets: ............................................  $     69

Liabilities - Accounts Payable......................  $    500

Stockholders' Equity:
           Common stock, par value $.001
           Authorized 100,000,000 shares,
           Issued 1,959,150 shares at June 30, 2002      1,959
           Paid-In Capital..........................  $  9,141
           Retained Deficit.........................   (11,531)

Total Stockholders' Equity..........................  $   (431)

Total Liabilities and
Stockholders' Equity...............................   $     69
                                                      =========


STATEMENT OF OPERATIONS DATA:

Cumulative Since Inception

                                          6 Months ended     Since Inception Of
                                           June 30,2002      Development Stage
                                          --------------     ------------------
Revenues:                                 $        0          $         0
General and administrative
expenses:                                      5,001               11,531

Net Loss:                                 $   (5,001)         $   (11,531)
                                          --------------     ------------------

Loss per share:                           $   (0.003)
                                          ==============     ==================


                                  RISK FACTORS

Prospective investors in the shares offered should carefully consider the following risk factors, in addition to the other information appearing in the prospectus.

1. BBF Has Not Currently Applied To Protect Its Trade Name.

BBF's plan of operations is based on its trade name (Burgers By Farfour), and it may not be possible to register the trade name. BBF's application for trademark registration has neither been filed with nor accepted by the United States Patent and Office. Preliminary searches indicate that the mark appears to be entitled to registration. Since the registration process has not commenced, there is no assurance that the mark will be granted registration.

2. We Currently Have No Operating History Or Revenues With Which To Conduct Business.

BBF is a development stage company with no operating history. Because of this, it will be difficult to gauge our future performance. This makes it difficult to evaluate future performance and prospects. BBF's prospects must be considered in light of the risks, expenses, delays and difficulties frequently encountered in establishing a new business in an emerging and evolving industry characterized by intense competition. Since inception, BBF has incurred losses.

3. We Have Limited Experience In The Restaurant Business.

In the event we fail to obtain and retain qualified operational personnel, we will be unable to operate or be required to close any ongoing operations.

4.  Proceeds  Of  Sale  Of  Shares  May  Be  Insufficient  To  Sustain  Business
Operations.

BBF is completely dependent upon this offering for the raising of capital to fund its business plan. It has no capital and virtually no assets. The management of BBF, although familiar with the restaurant business, has never established a fast food restaurant chain before, and has no experience managing multiple locations.

5. Working Capital May Be Insufficient To Promote Growth.

BBF has no working capital and no assurance any will be obtained from this best efforts, no minimum offering.

6. Funds May Be Used In Our Discretion.

There is no minimum contingency or escrow of any funds received by BBF in this offering, and any funds received may be utilized by BBF for any corporate purpose as the funds are received.

7. There Is Currently No Public Market For Our Shares.

There is no established market for BBF's common stock and there can be no assurance that a market will develop. If no market is developed, then it will be difficult for investors to eventually sell their shares and recover their investment.

8. There Are No Current Plans To Pay Dividends.

BBF has not paid and probably will not pay dividends in the near future, so investors participating in this offering may not receive a return on their investment. BBF has decided to retain all earnings, if any, to finance future growth. The only way an investor could receive a return on his or her investment is to sell his or her shares.

9. We Are Currently The Subject Of A "Going Concern" Audit Opinion Indicating The Company May Fail.

Our financial data indicates BBF has no working capital and this raises substantial doubt about our ability to continue as a going concern. There are no assurances that we will be able to successfully complete this offering of common stock or that the ultimate amounts raised will meet our cash flow needs. In the event we are unable to raise sufficient capital, any monies subscribed for will be expended for operations and unavailable for return to shareholders in the event we fail.


                                 USE OF PROCEEDS

The net proceeds to BBF from the sale of the shares of common stock offered are estimated to be approximately $975,000 if the maximum number of shares offered are sold. BBF intends to use these proceeds for web site promotion, working capital and general corporate purposes, as follows:


             Use                                              Amount
       ----------------------                               ---------
Construction of prototype restaurant                        $ 250,000
Advertising                                                 $ 250,000
Working Capital - BBF                                       $ 475,000
         (1) Labor for Operations:      $ 100,000
         (2) Training Costs:            $ 100,000
         (3) Food Costs:                $ 100,000
         (4) Miscellaneous:             $ 175,000
                                                            $ 975,000
                                                             ---------

The following table shows BBF's use of proceeds if 25%, 50%, 75% and/or 100% of the shares are sold. Further, there can be no assurance that any shares will be sold in this offering.

                                           25%      50%         75%    100%
                                        --------  --------  --------  --------
Construction of prototype restaurant     185,000   250,000   250,000   250,000
Advertising                                  -0-   125,000   150,000   250,000
Working capital                           50,000   117,500   325,000   475,000
                           Totals:       235,000   492,500   735,000   975,000

The above allocation of the net proceeds of the offering as hereby extended represents BBF's best estimates based upon its current plans and certain assumptions regarding industry and general economic conditions and BBF's future revenues and expenditures. If any of these factors change, BBF may find it necessary or advisable to reallocate some of the proceeds within the above-described categories.

Proceeds not immediately required for the purposes described above will be invested temporarily, pending their application as described above, in short-term United States government securities, short-term bank certificates of deposit, money market funds or other investment grade, short-term, interest-bearing instruments.

                                 DIVIDEND POLICY

BBF has never declared or paid cash dividends on its capital stock. BBF currently intends to retain earnings, if any, to finance the growth and development of its business and does not anticipate paying any cash dividends in the foreseeable future.

                           NO MARKET FOR COMMON STOCK

BBF's common stock is not listed or quoted at the present time, and there is no present public market for BBF's common stock. BBF intends to obtain a market maker to file an application for BBF's securities to be quoted on the NASD Over-the-Counter Bulletin Board (Bulletin Board), upon the effectiveness of this Registration Statement, but the obtaining of a quotation is subject to NASD approval, and there can be no assurance that BBF's stock will be quoted on the Bulletin Board. Thus, there can be no assurance that the NASD will accept BBF's market maker's application on Form 211. There can be no assurance that a public market for BBF's common stock will ever develop.

                                 CAPITALIZATION

The following table sets forth the short-term debt and capitalization of BBF as of June 30, 2002. The table should be read in conjunction with the Financial Statements, including the notes, appearing elsewhere in this prospectus.


BALANCE SHEET DATA:


BALANCE SHEET DATA:
---------------------------------------
                                                             6/30/02
Assets:                                                      $     69
Liabilities:                                                 $    500
Stockholders' Equity:
  Common stock, Par value $.001 Authorized 100,000,000
  shares, Issued 1,959,150, shares at June 30, 2002             1,959
Paid-In Capital:                                             $  9,141
Retained Deficit:                                             (11,531)

Total stockholders' Equity:                                  $   (431)

Total Liabilities and Stockholders' Equity                   $    69

                         DETERMINATION OF OFFERING PRICE

There is no established market for the shares. The offering price for the shares has been arbitrarily determined, without regard to their book value or any other measurable standard.


                                    DILUTION

As of June 30, 2002, BBF's net tangible book value was a negative $431, or ($0.0002) per share of common stock. Net tangible book value is the aggregate amount of BBF's tangible assets less its total liabilities. Net tangible book value per share represents BBF's total tangible assets less its total liabilities, divided by the number of shares of common stock outstanding. After giving effect to the sale of an additional 990,500 shares at an offering price of $1.00 per share of common stock, application of the estimated net sale proceeds (after deducting offering expenses of $15,500), BBF's net tangible book value as of the closing of this offering would increase from $0.0002 to $.03 per share. This represents an immediate increase in the net tangible book value of $.03 per share to current shareholders, and immediate dilution of $.97 per share to new investors, as illustrated in the following table:

Public offering price per share of common stock $1.00 Net tangible book value per share before offering $0.00 Increase per share attributable to new investors $0.03 Net tangible book value per share after offering $0.03 Dilution per share to new investors $0.97 Percentage dilution 97%

The following table summarizes, both before the offering and after the offering, assuming the sale of the remaining 990,500 shares in this offering, a comparison of the number of shares purchased, the percentage of shares purchased, the total consideration paid, the percentage of total consideration paid, and the average price per share paid by the existing stockholders and by new investors.


                Number of       Total            Percentage   Percentage of   Average
                Shares          Consideration    of Shares    Total           Price Per
                Purchased       Paid             Purchased    Consideration   Share
               ----------      --------------    ---------    -------------   ---------
Existing
Investors       1,959,100         $11,100         66.4%           1.1%        $ .006

New Investors     990,500        $990,500         33.6%          98.9%        $1.00


                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                       CONDITION AND RESULTS OF OPERATIONS

The following discussion should be read in conjunction with BBF's Financial Statements, including the notes, appearing elsewhere in this Prospectus.


                                COMPANY OVERVIEW

BBF was organized on July 31, 2001. BBF will be in the fast-food business, with a menu of fresh burgers, fries and sandwiches. Each restaurant and all products will bear the trade name, "Burgers By Farfour". Each restaurant will be organized to provide high quality fast food meals in a pleasant setting, designed to be unique compared to any other fast food chain. BBF's common stock is not listed on any recognized exchange or quoted on any quotation medium. There can be no assurance that its common stock will ever develop a market. 6

                          PLAN OF OPERATIONS-IN GENERAL

During the next twelve months, BBF plans to satisfy its cash requirements by additional equity financing. This will be in the form of private placements of restricted common stock. There can be no assurance that BBF will be successful in raising additional equity financing and, thus, be able to satisfy its cash requirements, which primarily consist of legal and accounting fees at the present time. BBF presently has no cash with which to satisfy any future cash requirements. BBF will need a minimum of $500,000 to satisfy its cash requirements for the next 12 months. With this minimum capital, BBF intends to establish its first prototype fast food restaurant, using the BBF theme. BBF will not be able to operate if it does not obtain equity financing. BBF has no current material commitments. BBF depends upon capital to be derived from future financing activities such as subsequent offerings of its stock. There can be no assurance that BBF will be successful in raising the capital it requires. BBF does not expect to achieve liquidity within the first 12 months of operation, and cannot make a prediction on long term equity until such time as its first prototype restaurant has been developed and tested.

BBF anticipates that the cost of development of a prototype restaurant will be at least $250,000, and intends to develop a fast food menu, at an expected cost of $25,000. It does not expect any additional research and development of any products, nor does it expect to incur any research and development costs. BBF does not expect the purchase or sale of plant or any significant equipment, except for the initial purchase of restaurant equipment for the prototype, and it does anticipate hiring at least 24 minimum wage employees and three full time managers to run the prototype restaurant.

BBF has no current material commitments. BBF has generated no revenue since its inception.

BBF has no current plans, preliminary or otherwise, to merge with any other entity.

BBF is still considered to be a development stage company, with no significant revenue, and is dependent upon the raising of capital through placement of its common stock. There can be no assurance that BBF will be successful in raising the capital it requires.

                                    BUSINESS
In General.

BBF has no current operations at the present time. Its business plan is to establish a regional chain of fast food restaurants. BBF restaurants will offer a variety of hamburgers, finger foods and side items. The core of BBF's menu will be its hamburger products. BBF will also offer value-priced product alternatives to compete against price-oriented competitors. BBF's plan of operations includes the intention to offer quality products with high perceived value; fast and friendly customer service; a strong brand image and target an attractive demographic segment. While we hope to achieve this plan of operations, we may not succeed. BBF has no actual business or operations at this time, other than the formation of its business plan and this offering.

The initial prototype restaurant will require leasing of a facility, preferably with existing equipment, otherwise with leased or purchased equipment. Labor costs attributable to training, set- up and initial operations is included. (See "Use of Proceeds"). Palm Beach County, Florida will be the initial geographical area for a location. If successful, additional restaurants extending north along the coast of Florida, Georgia, North Carolina and South Carolina will be opened.

Restaurant Operations.

All of the planned operations described in this prospectus are entirely aspirational at this point and depend on BBF raising a sufficient amount of capital to dedicate financial resources to each element of its business plan. There can be no assurance that any additional capital at all will be raised from this offering, but if significant capital is raised, resources will be devoted to ensure that all BBF restaurants which BBF plans to develop will offer the highest quality food and service. Emphasis will be placed on delivering quality ingredients to all restaurants, restaurant food production systems will be continuously developed and improved and all employees will be dedicated to delivering consistently high quality food and service. BBF will standardize the specifications for the preparation and service of its food, the conduct and appearance of its employees, and the maintenance and repair of its premises. Each BBF restaurant will be operated by a company- employed manager who normally will receive a minimum of eight weeks of management training which will include classroom training and on-the-job training in an BBF restaurant. The restaurant manager will be responsible for the operation of the restaurants, including product quality, food handling safety, cleanliness, service, inventory, cash control and the conduct and appearance of employees. Restaurant managers will be supervised by regional managers, who will report directly to BBF management. BBF will establish a performance bonus system to award managers at all levels with bonus compensation based on profit achievement. BBF will employ a point of sale computerized reporting and cash register system for its restaurants, which provides points of sale transaction data and accumulates marketing information. Sales data will be collected and analyzed on a weekly basis by management.

Planned Advertising and Promotion.

As part of its plan of operations, which is dependent upon the raising of sufficient capital, BBF hopes to engage in a marketing program, both in conjunction with before and after the opening of new restaurant locations and, on an ongoing basis, to build the brand name, "Burgers By Farfour," BBF will emphasize local, low cost advertising on cable television and radio in the areas in which new restaurants are planned to be developed. This will be combined with a direct mail campaign in the area. BBF intends to take full advantage of the exploitation of its name in its advertising campaign. For example:

1. When the site of the new BBF restaurant is decided upon, BBF will place billboard advertisements in the area advertising that "Burgers By Farfour is coming to your city."

2. Each construction site will be surrounded by construction barriers which will be posted with "Burgers By Farfour" posters. Each poster will bear a toll free telephone number, which will have recorded information about Burgers By Farfour. Every caller will receive a coupon for a discount on a BBF food item.

3. Posters will be mailed to residents in the area of the new restaurants.

4. BBF will contact local PTA organizations and offer "PTA nights" at BBF where parents and children can work together in a BBF restaurant, and half of all revenue after expenses will go to the PTA, to be used to benefit local schools. BBF will emphasize these programs in its local advertising.

5. After a sufficient number of BBF restaurants are opened, BBF will supplement its local advertising with national advertising to promote "Burgers By Farfour" as a nationally known brand.

Properties.

BBF leases offices at 203 E. Royal Poinciana Way, Palm Beach, FL 33480, on a month to month basis, at no charge to BBF, for approximately 150 square feet of office space which is adequate for BBF's needs at the present time and which is adequately covered by insurance.

Patents.

BBF intends to file an application for service mark registration with the U.S. Patent and Trademark Office trademark protection of the mark, "Burgers By Farfour". There is no assurance that the mark will be granted registration. BBF has no patents.

Employees.

As of August 30, 2002, BBF has one employee. Lauren Farfour, BBF's sole executive officer and director, devotes approximately 10 hours per week to company activities. BBF has no written employment contracts. At least initially, none of BBF's employees are expected to be covered by a collective bargaining agreement.

Competition.

The fast food restaurant industry is highly competitive with respect to price, service, location and food quality, and there are many well-established competitors. Certain factors, such as substantial price discounting, increased food, labor and benefits costs and the availability of experienced management and hourly employees may adversely affect the fast food restaurant industry in general and BBF in particular. BBF will compete with a large number of national and regional fast food restaurant chains. Most of the potential competitors which own fast food restaurant chains have financial resources far superior to BBF, so there can be no assurance that BBF's projected income will not be affected by its competition. BBF expects this competition to increase. Companies such as Foodmaker, Inc., Burger King, McDonalds and Taco Bell all offer fast food restaurants.

Government Regulation.

Each BBF restaurant will be subject to regulation by federal agencies and to licensing and regulation by state and local health, sanitation, safety, fire and other departments. Difficulties or failures in obtaining any required licensing or approval could result in delays or cancellations in the opening of new restaurants.

BBF will also be subject to the Fair Labor Standards Act and various state laws governing such matters as minimum wages, overtime and other working conditions. A significant number of BBF's future employees will be paid at rates related to the federal and state minimum wage and increases in the minimum wage will increase BBF's labor costs.

In addition, various proposals which would require employers to provide health insurance for all of their employees are being considered from time to time in the U.S. Congress and various states. The imposition of any such requirement would have a material adverse impact on the planned operations of BBF and the financial condition of the fast food restaurant industry.

BBF will be subject to certain guidelines under the Americans with Disabilities Act of 1990 (ADA) and various state codes and regulations which require restaurants to provide full and equal access to persons with physical disabilities. BBF will also be subject to various evolving federal state and local environmental laws governing, among other things, emissions to the air, discharge to waters and the generation, handling, storage, transportation, treatment and disposal of hazardous and no-hazardous substances and wastes. BBF has not booked any significant research and development costs and therefore do not expect to pass any of those costs to customers. It has no product development or research and development costs.

BBF's mailing address is 203E Royal Poinciana Way, Palm Beach, FL 33480 . The telephone number of its principal executive office is (561) 832-1919 and its facsimile is (561) 832-4949.


                           FORWARD LOOKING STATEMENTS

This registration statement contains forward-looking statements. BBF's expectation of results and other forward-looking statements contained in this registration statement involve a number of risks and uncertainties. Among the factors that could cause actual results to differ materially from those expected are the following: business conditions and general economic conditions; competitive factors, such as pricing and marketing efforts; and the pace and success of product research and development. These and other factors may cause expectations to differ.


                                  THE PRODUCTS

BBF intends to offer fresh burgers (including finger foods and side items) in a fast food format. The only real difference between BBF's product and its competitor fast food burger stores will be the name awareness that BBF intends to develop for its product.


                                LEGAL PROCEEDINGS

BBF is not subject to any litigation, legal proceedings or claims, existing or pending.


                                   MANAGEMENT

Executive Officers, Key Employees and Directors.

The members of the Board of Directors of BBF serve until the next annual meeting of stockholders, or until their successors have been elected. The officers serve at the pleasure of the Board of Directors.

The sole executive officer, key employee and director of BBF currently is:


Name             Age      Position
------------     ----     ------------

Lauren Farfour   31       President, Secretary, Treasurer and Director


Lauren Farfour. Lauren E. Farfour, born 1971, resides at 6166-1 Riverwalk Lane, Jupiter, FL 33458. She holds a Bachelor of Arts degree from the University of North Carolina at Chapel Hill, Chapel Hill, NC, graduating in1994. Upon graduation she became Managing Partner/Business Manager of Clarence Foster's Restaurant & Bar, Wrightsville Beach, N.C., supervising a staff of approximately 50 employees, coordinating and carrying out special events and private parties, and handling all financial aspects of the business including accounts payable, accounts receivable, payroll, taxes, monthly bank reconciliation and profit and loss reports. Ms. Farfour resigned from this employment to accept a Marketing Associate position in 1999 at Sysco Food Services of Charlotte, Wilmington, NC, in which position she serviced existing accounts, processed orders, collections and developed information with respect to company product lines. Such employment also included expanding current territory by identifying potential customers and setting up new accounts. Upon termination of this employment, Ms. Farfour accepted a position in 2000 with D.P. Martin & Associates, Inc., Palm Beach, FL, relocating for personal reasons. Her current position is Vice President of Marketing/Director of Finance where she is responsible for marketing and promoting clients in an investor relations firm, and maintaining a database of over 50,000 investors. In this position, she also handles all in-house accounting responsibilities for the firm, prepares comprehensive budgets, business plans and continuing evaluation of the current business structure.

                             EXECUTIVE COMPENSATION

BBF has made no provisions for cash compensation to its officers and directors. BBF's President, Secretary, Treasurer and Director, Lauren Farfour, received 1,750,000 shares of restricted common stock as its sole executive officer as a retainer for future services and in exchange for BBF's business plan. These shares have been accepted as full compensation for management's services for the first year of operation. No salaries are being paid at the present time, and will not be paid unless and until there is available cash flow from operations to pay salaries. There were no grants of options or SAR grants given to any executive officers during the last fiscal year. BBF's counsel, Frank G. Dickey, received 200,000 shares of common stock as compensation for legal services rendered BBF.

                              EMPLOYMENT AGREEMENTS

BBF has not entered into any employment agreements with any of its employees, and employment arrangements will be subject to the discretion of BBF's board of directors.

                             PRINCIPAL STOCKHOLDERS

The following table presents certain information regarding beneficial ownership of BBF's common stock as of August 31, 2001, by (I) each person known by BBF to be the beneficial owner of more than 5% of the outstanding shares of common stock, (ii) each director of BBF, (iii) each Named Executive Officer and (iv) all directors and executive officers as a group. Unless otherwise indicated, each person in the table has sole voting and investment power as to the shares shown.


                                       Shares            Percent       Percent
                                       Beneficially      Before        After
Name of Beneficial Owner               Owned             Offering      Offering
----------------------------------     -------------     ---------     ---------
Lauren Farfour                         1,750,000         89.6%          59.3%
Officers and Directors as a Group      1,750,000         89.6%          59.3%
Frank G. Dickey                          200,000         10.3%           6.8%

Total is based on current outstanding shares of 1,959,150.


                              CERTAIN TRANSACTIONS

In connection with organizing BBF, on August 1, 2001, Lauren Farfour was issued 1,750,000 restricted shares of common stock in exchange for services, the business plan of BBF, and BBF's web site, trade name and domain names, pursuant to Section 4(2) of the Securities Act of 1933, to sophisticated persons (officers and directors) having superior access to all corporate and financial information. Under Rule 405 promulgated under the Securities Act of 1933, Lauren Farfour may be deemed to be a promoter of BBF. No other persons are known to be promoters.

On August 1, 2001, BBF issued 200,000 shares to Frank G. Dickey, counsel to BBF, pursuant to Section 4(2) of the Securities Act of 1933, in exchange for legal services rendered. Mr. Dickey is a sophisticated investor who had access to all corporate information.

                            DESCRIPTION OF SECURITIES

The authorized capital stock of BBF consists of 100,000,000 shares of common stock, $0.001 par value per share and 10,000,000 shares of preferred stock with no par value. Upon consummation of this offering, as extended, if all 1,000,000 shares offered were sold pursuant to the Registration Statement, there would be outstanding 2,950,000 shares of common stock. No shares of preferred stock are issued and outstanding.

Common Stock

Holders of common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders, including the election of directors.

Holders of common stock do not have subscription, redemption or conversion rights, nor do they have any preemptive rights.

Holders of common stock do not have cumulative voting rights, which means that the holders of more than half of all voting rights with respect to common stock and preferred stock can elect all of BBF's directors. The Board of Directors is empowered to fill any vacancies on the Board of Directors created by resignations, subject to quorum requirements.

Holders of common stock will be entitled to receive such dividends, if any, as may be declared from time to time by the Board of Directors out of funds legally available therefore, and will be entitled to receive, pro rata, all our assets available for distribution to such holders upon liquidation.

All outstanding shares of common stock are, and the common stock offered, upon issuance and sale, will be, fully paid and nonassessable.

The terms, conditions, preferences and limitations of preferred stock are to be established by the Board of Directors.


                               PENNY STOCK STATUS

If and when it creates a market for its common stock, BBF's common stock is expected to be a "penny stock," as the term is defined by Rule 3a51-1 of the Securities Exchange Act of 1934. This makes it subject to reporting, disclosure and other rules imposed on broker-dealers by the Securities and Exchange Commission requiring brokers and dealers to do the following in connection with transactions in penny stocks:

1. Prior to the transaction, to approve the person's account for transactions in penny stocks by obtaining information from the person regarding his or her financial situation, investment experience and objectives, to reasonably determine based on that information that transactions in penny stocks are suitable for the person, and that the person has sufficient knowledge and experience in financial matters that the person or his or her independent advisor reasonably may be expected to be capable of evaluating the risks of transactions in penny stocks. In addition, the broker or dealer must deliver to the person a written statement setting forth the basis for the determination and advising in highlighted format that it is unlawful for the broker or dealer to effect a transaction in a penny stock unless the broker or dealer has received, prior to the transaction, a written agreement from the person. Further, the broker or dealer must receive a manually signed and dated written agreement from the person in order to effectuate any transactions is a penny stock.

2. Prior to the transaction, the broker or dealer must disclose to the customer the inside bid quotation for the penny stock and, if there is no inside bid quotation or inside offer quotation, he or she must disclose the offer price for the security transacted for a customer on a principal basis unless exempt from doing so under the rules.

3. Prior to the transaction, the broker or dealer must disclose the aggregate amount of compensation received or to be received by the broker or dealer in connection with the transaction, and the aggregate amount of cash compensation received or to be received by any associated person of the broker dealer, other than a person whose function in solely clerical or ministerial.

4. The broker or dealer who has effected sales of penny stock to a customer, unless exempted by the rules, is required to send to the customer a written statement containing the identity and number of shares or units of each such security and the estimated market value of the security. Imposing these reporting and disclosure requirements on a broker or dealer make it unlawful for the broker or dealer to effect transactions in penny stocks on behalf of customers. Brokers or dealers may be discouraged from dealing in penny stocks, due to the additional time, responsibility involved, and, as a result, this may have a deleterious effect on the market for BBF's stock. 11

                   TRANSFER AGENT, WARRANT AGENT AND REGISTRAR

We serve as our own transfer agent and registrar for the common stock.

                         SHARES ELIGIBLE FOR FUTURE SALE

Upon completion of this offering, BBF will have from 1,959,500 to 2,950,000 shares of common stock outstanding. All shares sold in this offering will be freely transferable without restriction or further registration under the Securities Act of 1933, as amended. However, any share purchased by an affiliate (in general, a person who is in a control relationship with BBF), will be subject to the limitations of Rule 144 promulgated under the Securities Act.

Under Rule 144 as currently in effect, a person (or persons whose shares are aggregated with those of others) whose restricted shares have been fully paid for and meet the rule's one year holding provisions, including persons who may be deemed affiliates of BBF, may sell restricted securities in broker's transactions or directly to market makers, provided the number of shares sold in any three month period is not more than the greater of 1% of the total shares of common stock then outstanding or the average weekly trading volume for the four calendar week period immediately prior to each such sale. After restricted securities have been fully paid for and held for two years, restricted securities may be sold by persons who are not affiliates of BBF without regard to volume limitations. Restricted securities held by affiliates must continue, even after the two year holding period, to be sold in brokers' transactions or directly to market makers subject to the limitations described above.

Prior to this offering, no public market has existed for BBF's shares of common stock. However, BBF intends to obtain a market maker to file an application for a quotation with the NASD Over-the-Counter Bulletin Board (Bulletin Board) upon the effectiveness of the Registration Statement. No predictions can be made as to the effect, if any, that market shares or the availability of shares for sale will have on the market price prevailing from time to time. The sale, or availability for sale, of substantial amounts of common stock in the public market could adversely affect prevailing market prices.


                              PLAN OF DISTRIBUTION

The shares are being offered in the State of Florida to qualified investors and outside the U.S. The offering is self underwritten by the company, which offers the shares directly to investors through officer Lauren Farfour, who will offer the shares by prospectus and sales literature filed with the SEC, to friends, former business associates and contacts who have indicated an interest in the company. A self underwritten offering means that it does not involve the participation of an underwriter or broker. Ms. Farfour is offering the shares directly to investors without registration as a broker-dealer under the Securities Act of 1934 by virtue of Rule 3a4-1 of the Act based upon the following: 1. She is not subject to any statutory disqualification at the time of her participation; 2. She will not be compensated in connection with her participation by the payment of a commission or other remuneration either directly or indirectly on transactions in securities; 3. She is not and will not be at the time of her participation an associate person of a broker or dealer;
4. She primarily performs, or is intended primarily to perform at the end of the offering, substantial duties for and on behalf of BBF otherwise then in connection with transactions and securities; 5. She was not a broker or dealer, or an associated person of a broker or dealer, within the preceding twelve (12) months; and 6. She does not and will not participate in selling an offering of securities for any other company.

The offering of the shares shall terminate on June 17, 2003, or until all shares in this offering are sold, whichever first occurs.

The Company reserves the right to reject any subscription in whole or in part, or to allot to any prospective investor less than the number of Shares subscribed for by such investor.

                                  LEGAL MATTERS

The validity of the common stock offered has been passed upon for the Company by Frank G. Dickey, Esq., Lexington, Kentucky.


                                     EXPERTS

The Financial Statements of BBF as of December 31, 2002 included in this Prospectus and elsewhere in the Registration Statement have been audited by Durland & Company, CPA's, P.A., independent public accountant for BBF, as set forth in his reports thereon appearing elsewhere herein, and are included in reliance upon such reports, given upon the authority of such firm as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

BBF has filed with the Securities and Exchange Commission ("SEC") a Registration Statement on Form SB-2 under Securities Act of 1933, as amended, with respect to the securities. This prospectus, which forms a part of the Registration Statements, does not contain all of the information set forth in the Registration Statement as permitted by applicable SEC rules and regulations. This prospectus summarizes certain documents, and while these summaries are not complete, we believe they disclose all material terms and provisions of the documents.

The Registration Statement may be inspected without charge and copies may be obtained at prescribed rates at the SEC's public reference facilities at Judiciary Plaza, 450 Fifth Street N.W., Room 1024, Washington, D.C. 20549, or on the Internet at http://www.sec.gov. The SEC's toll free telephone number is 1-800-SEC-0330.

BBF will furnish to its shareholders annual reports containing audited financial statements reported on by independent public accountants for each fiscal year and make available quarterly reports containing unaudited financial information for the first three quarters of each fiscal year.










                   [Balance of Page Intentionally Left Blank]

                          INDEX TO FINANCIAL STATEMENTS



Independent Auditors' Report..........................................F-2

Balance Sheet.........................................................F-3

Statements of Operations..............................................F-4

Statements of Stockholders' Equity....................................F-5

Statements of Cash Flows..............................................F-6

Notes to Financial Statement..........................................F-7

                          INDEPENDENT AUDITORS' REPORT


The Board of Directors and Stockholders
Burgers by Farfour, Inc.
(A Development Stage Enterprise)
Palm Beach, Florida

We have audited the accompanying balance sheet of Burgers by Farfour, Inc., a development stage enterprise, as of December 31, 2001, and the related statements of operations, stockholders' equity and cash flows for the period from July 31, 2001 (Inception) through December 31, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Burgers by Farfour, Inc. as of December 31, 2001 and the results of its operations and its cash flows for the period from July 31, 2001 (Inception) through December 31, 2001, in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 5 to the financial statements, the Company has experienced a loss since inception. The Company's financial position and operating results raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 5. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.





/s/ Durland & Company, CPAs, P.A.
Durland & Company, CPAs, P.A.
Palm Beach, Florida
April 12, 2002

                            Burgers by Farfour, Inc.
                        (A Development Stage Enterprise)
                                  Balance Sheet



                                                                                 June 30, 2002   December 31, 2001
                                                                                ---------------- -----------------
                                                                                  (unaudited)
                ASSETS
CURRENT ASSETS
  Cash                                                                          $             69 $               0
                                                                                ---------------- -----------------

          Total current assets                                                                69                 0
                                                                                ---------------- -----------------

Total Assets                                                                    $             69 $               0
                                                                                ================ =================

                LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
CURRENT LIABILITIES
  Accounts payable
     Trade                                                                      $            500 $               0
     Related party                                                                             0                 0
                                                                                ---------------- -----------------

          Total current liabilities                                                          500                 0
                                                                                ---------------- -----------------

Total Liabilities                                                                            500                 0
                                                                                ---------------- -----------------

STOCKHOLDERS' EQUITY (DEFICIT)
  Preferred stock, no par value, authorized 10,000,000 shares;
      0 issued and outstanding                                                                 0                 0
  Common stock, $0.001 par value, authorized 100,000,000 shares;
      1,959,150 and 1,950,000 issued and outstanding, respectively                         1,959             1,950
  Additional paid-in capital                                                               9,141                 0
  Deficit accumulated during the development stage                                       (11,531)           (1,950)
                                                                                ---------------- -----------------

          Total stockholders' equity (deficit)                                              (431)                0
                                                                                ---------------- -----------------

Total Liabilities and  Stockholders' Equity (Deficit)                           $             69 $               0
                                                                                ================ =================












     The accompanying notes are an integral part of the financial statements

                            Burgers by Farfour, Inc.
                        (A Development Stage Enterprise)
                            Statements of Operations




                                                                              From             From
                                                                          July 31, 2001    July 31, 2001
                                                          Six Months       (Inception)     (Inception)
                                                             Ended           through          through
                                                         June 30, 2002   December 31, 2001 June 30, 2002
                                                        ---------------- ----------------- -------------
                                                          (unaudited)                        (unaudited)
Revenues                                                $              0 $               0 $           0
                                                        ---------------- ----------------- -------------

General and administrative expenses                                5,001                 0         9,581
Legal fees                                                             0               200           200
Services - related party                                               0             1,750         1,750
                                                        ---------------- ----------------- -------------

   Total expenses                                                  5,001             1,950        11,531
                                                        ---------------- ----------------- -------------

Net loss                                                $         (5,001)$          (1,950)$     (11,531)
                                                        ================ ================= =============

Loss per weighted average common share                  $         (0.003)$          (0.001)
                                                        ================ =================

Number of weighted average common shares outstanding           1,955,063         1,950,000
                                                        ================ =================

















     The accompanying notes are an integral part of the financial statements

                            Burgers by Farfour, Inc.
                        (A Development Stage Enterprise)
                  Statements of Stockholders' Equity (Deficit)




                                                                                             Deficit
                                                                                           Accumulated
                                                                            Additional     During the        Total
                                                 Number of     Common         Paid-In      Development    Stockholders'
                                                   Shares       Stock         Capital         Stage          Equity
                                               ------------- ------------  ------------- --------------- --------------
BEGINNING BALANCE, July 31, 2001                           0 $          0  $           0 $             0 $            0

Shares issued for services                         1,950,000        1,950              0               0          1,950

Net loss                                                   0            0              0          (1,950)        (1,950)
                                               ------------- ------------  ------------- --------------- --------------

BALANCE, December 31, 2001                         1,950,000        1,950              0          (1,950)             0

Shares issued for cash                                 9,150            9          9,141               0          9,150

Net loss                                                   0            0              0          (9,581)        (9,581)
                                               ------------- ------------  ------------- --------------- --------------

ENDING BALANCE, June 30, 2002 (unaudited)          1,959,150 $      1,959  $       9,141 $       (11,531)$       (431)
                                               ============= ============  ============= =============== ==============









     The accompanying notes are an integral part of the financial statements

                            Burgers by Farfour, Inc.
                        (A Development Stage Enterprise)
                            Statements of Cash Flows





                                                                                          From             From
                                                                                     July 31, 2001     July 31, 2001
                                                                        Six Months     (Inception)      (Inception)
                                                                          Ended          through          through
                                                                      June 30, 2002  December 31, 2001 June 30, 2002
                                                                     --------------- ----------------- -------------
                                                                       (unaudited)                      (unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss                                                             $        (9,581)$          (1,950)$     (11,531)
Adjustments to reconcile net loss to net cash used by operating activities:
        Stock issued for services                                                  0             1,950         1,950
Changes in operating assets and liabilities
        Increase (decrease) in accounts payable - trade                          500                 0           500
        Increase (decrease) in accounts payable - related party                    0                 0             0
                                                                     --------------- -------------------------------

Net cash used by operating activities                                         (9,081)                0        (9,081)
                                                                     --------------- ----------------- -------------

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of common stock                                         9,150                 0         9,150
                                                                     --------------- ----------------- -------------

Net cash provided by financing activities                                      9,150                 0         9,150
                                                                     --------------- ----------------- -------------

Net increase (decrease) in cash                                                   69                 0            69
                                                                     --------------- ----------------- -------------

CASH, beginning of period                                                          0                 0             0
                                                                     --------------- ----------------- -------------

CASH, end of period                                                  $            69 $               0 $          69
                                                                     =============== ================= =============











     The accompanying notes are an integral part of the financial statements

                            Burgers by Farfour, Inc.
                        (A Development Stage Enterprise)
                          Notes to Financial Statements
                   (Information with respect to the six months
                       ended June 30, 2002 is unaudited)


(1) The Company Burgers by Farfour, Inc. (the Company) is a Florida chartered development stage corporation which conducts business from its headquarters in Palm Beach, Florida. The Company was incorporated on July 31, 2001 and has elected December 31 as its fiscal year end.

     The Company has not yet engaged in its expected operations. The Company's future operations include plans to establish a new fast food chain. Current activities include raising additional capital and negotiating with potential key personnel and facilities. There is no assurance that any benefit will result from such activities. The Company will not receive any operating revenues until the commencement of operations, but will nevertheless continue to incur expenses until then.

     The following summarize the more significant accounting and reporting policies and practices of the Company:

     a) Use of estimates The financial statements have been prepared in conformity with accounting principles generally accepted in the United States. In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the statements of financial condition and revenues and expenses for the year then ended. Actual results may differ significantly from those estimates.

     b) Start-Up costs Costs of start-up activities, including organization costs, are expensed as incurred, in accordance with Statement of Position
     (SOP) 98-5.

     c) Net loss per share Basic loss per weighted average common share is computed by dividing the net loss by the weighted average number of common shares outstanding during the period.

     d) Stock compensation for services rendered The Company issues shares of common stock in exchange for services rendered. The costs of the services are valued according to accounting principles generally accepted in the United States, and have been charged to operations.

     h) Interim financial information The financial statements for the six months ended June 30, 2002 are unaudited and include all adjustments which in the opinion of management are necessary for fair presentation, and such adjustments are of a normal and recurring nature. The results for the six months are not indicative of a full year results.

(2)  Stockholders'  Equity The  Company  has  authorized  100,000,000  shares of
     $0.001 par value common stock, and 10,000,000 shares of no par value preferred stock. Rights and privileges of the preferred stock are to be determined by the Board of Directors prior to issuance. The Company had 1,950,000 shares of common stock issued and outstanding at June 30, 2002. The Company had issued none of its shares of preferred stock at June 30, 2002. On July 31, 2001, the Company issued 1,750,000 shares of common stock to its founder and President for services rendered in connection with the organization of the Company, and 200,000 shares of common stock to its legal counsel for services rendered in connection with the organization of the Company. During the first and second quarters, the Company sold 9,150 shares for $9,150 in cash, pursuant to its SB-2 offering.

(3) Income Taxes Deferred income taxes (benefits) are provided for certain income and expenses which are recognized in different periods for tax and financial reporting purposes. The Company had net operating loss carry-forwards for income tax purposes of approximately $11,500 expiring $2,000 at December 31, 2021 and $9,500 at December 31, 2022, respectively. The amount recorded as deferred tax asset as of June 30, 2002 is approximately $1,700, which represents the amount of tax benefit of the loss carry-forward. The Company has established a 100% valuation allowance against this deferred tax asset, as the Company has no history of profitable operations.

(4)  Related Parties See Note (2) for shares issued for services.

(5) Going Concern The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. The Company's financial position and operating results raise substantial doubt about the Company's ability to continue as a going concern, as reflected by the net loss of $11,500 accumulated from July 31, 2001 (Inception) through June 30, 2002. The ability of the Company to continue as a going concern is dependent upon commencing operations, developing sales and obtaining additional capital and financing. The financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern. The Company is currently seeking additional capital to allow it to begin its planned operations.

(6)  Subsequent Events

     (a) Initial public offering The Company filed a Form SB-2 in 2001, which was declared effective on January 4, 2002. Through this offering, the Company is attempting to raise $1,000,000 by selling 1,000,000 shares of common stock at $1.00 per share on a self-underwritten basis. Through June 30, 2002, the Company has received subscriptions totaling $9,150.

                                   PROSPECTUS






                            BURGERS BY FARFOUR, INC.






                               September 17, 2002